                                                                  Exhibit (g)(2)

                            ADMINISTRATION AGREEMENT

     AGREEMENT (this "Agreement") made as of May 25, 2004 by and between
BLACKRIDGE INVESTMENT CORP., a Maryland corporation (the "Corporation"), and
BLACKRIDGE ADMINISTRATION LLC, a Delaware limited liability company (the
"Administrator").

                              W I T N E S S E T H:

     WHEREAS, the Corporation is a newly organized closed-end non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the
"Investment Company Act");

     WHEREAS, the Corporation desires to retain the Administrator to provide administrative services to the Corporation in the manner and on the terms hereinafter set forth; and

     WHEREAS, the Administrator is willing to provide administrative services to the Corporation on the terms and conditions hereafter set forth.

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the
Administrator hereby agree as follows:

     1. Duties of the Administrator.

     (a) Employment of Administrator. The Corporation hereby employs the
Administrator to act as administrator of the Corporation, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the
Board of Directors of the Corporation, for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the compensation and reimbursement provisions below. The Administrator and such others acting under the first sentence of this paragraph shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Corporation in any way or otherwise be deemed agents of the
Corporation.

     (b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Corporation (i) in accordance with the policies adopted by the Board of
Directors, (ii) in

accordance with all applicable federal and state laws, rules and regulations, and (iii) in accordance with the Corporation's charter and by-laws. The
Administrator has received a copy of each such document as in effect as of the date hereof. Without limiting the generality of the foregoing, the Administrator shall provide the Corporation with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board of Directors of the Corporation, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Corporation, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the
Directors of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Corporation as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Corporation should purchase, retain or sell or any other investment advisory services to the Corporation. The Administrator will assist the Corporation in (1) maintaining the financial and other records that the
Corporation is required to maintain, (2) preparing reports to stockholders, and reports and other materials filed with the SEC, (3) determining and publishing the Corporation's net asset value, (4) overseeing the preparation and filing of the Corporation's tax returns, (5) overseeing the printing and dissemination of reports to stockholders of the Corporation, and (6) generally overseeing the payment of the Corporation's expenses and the performance of administrative and professional services rendered to the Corporation by others. The Administrator will provide on the Corporation's behalf managerial assistance to those portfolio companies to which the Corporation is required to provide such assistance.

     (c) Sub-Administrator. The Administrator is hereby authorized to enter into one or more sub-administration agreements with other administrators (each, a
"Sub-Administrator") pursuant to which the Administrator may obtain the services of the Sub-Administrator(s) to assist the Administrator in fulfilling its responsibilities hereunder. The Corporation's Board of Directors shall approve any such sub-administration agreements and the Corporation shall be responsible for any compensation payable to any Sub-Administrator. Any sub-administration agreement entered into by the Administrator shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

     2. Records. The Administrator agrees to maintain and keep all books, accounts and other records of the Corporation that relate to activities performed by the Administrator hereunder and specifically to maintain all books, accounts and records with

respect to the Corporation's investment transactions and to render to the
Corporation's Board of Directors such periodic and special reports as the Board may reasonably request. The Administrator will maintain and keep such books, accounts and records in accordance with the Investment Company Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Corporation shall at all times remain the property of the Corporation, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Corporation or its representatives upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Corporation pursuant to Rule 31a-1 under the
Investment Company Act will be preserved for the periods prescribed by Rule
31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

     3. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

     4. Compensation; Allocation of Costs and Expenses. In consideration of the provision of the services of the Administrator, the Corporation shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder.

     The Corporation will bear all costs and expenses that are incurred in its operations and transactions which are not specifically assumed by the
Corporation's investment advisor, Blackstone Mezzanine Advisors L.P. (the
"Advisor"), pursuant to that certain Investment Advisory and Management
Agreement, dated as of May 25, 2004 by and between the Corporation and the
Advisor (the "Advisory Agreement"). Costs and expenses to be borne by the
Corporation include (without limitation) those relating to: its organization and any offering of the Corporation's common stock and any other securities, including the securities issued pursuant to the Registration Statement;
calculating the Corporation's net asset value (including the cost and expenses of any

independent valuation firm); expenses incurred by the Advisor payable to third parties, including agents, consultants or other advisors, in monitoring the
Corporation's financial and legal affairs and compliance and in monitoring the
Corporation's investments and performing due diligence on its prospective portfolio companies; interest payable on debt or dividends on the Corporation's preferred stock, if any, incurred to finance the Corporation's investments;
management fees; administration fees, if any, payable under this Agreement; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Corporation's shares on any securities exchange;
federal, state and local taxes; independent Directors' fees and expenses; costs of preparing and filing reports or other documents required by the SEC; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the cost of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Corporation or the
Administrator in connection with administering the Corporation's business, including payments under this Agreement based upon the Corporation's allocable portion of the Administrator's overhead in performing its obligations under this
Agreement, including costs the Administrator incurs in connection with providing on the Corporation's behalf managerial assistance to those portfolio companies to which the Corporation is required to provide such assistance, rent, the full cost of the Corporation's chief financial officer and his or her staff, the
Corporation's allocable portion of the cost of the Corporation's chief compliance officer and his or her staff, technology and communications costs and other operating costs; provided, however, that if at any time in the future the
Corporation's chief financial officer shall provide services to affiliates of the Advisor in addition to his or her role as the Corporation's chief financial officer, then the Corporation will thereafter bear only its allocable portion of the cost of its chief financial officer and his or her staff. These payments and allocations will be subject to the approval of the independent directors of the
Board of Directors of the Corporation.

     5. Limitation of Liability of the Administrator. The Administrator (and its
officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Administrator, including without limitation the Advisor) (collectively, the "Exculpated Parties") shall not be liable to the Corporation for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the
Corporation.

Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Exculpated
Parties against any liability to the Corporation or its security holders to which the Exculpated Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the
Administrator's duties or by reason of the reckless disregard of the
Administrator's duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment
Company Act and any interpretations or guidance by the SEC or its staff thereunder).

     6. Activities of the Administrator. The services of the Administrator to the Corporation are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

     7. Effectiveness, Duration and Termination of Agreement. This Agreement
shall become effective as of the first date above written. This Agreement shall remain in effect for two years. Thereafter, this Agreement shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the Board of Directors of the
Corporation and (b) the vote of a majority of the Corporation's Directors who are not parties to this Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

     This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days' written notice, by vote of the Corporation's Directors or by the Administrator. This Agreement may not be assigned by a party without the consent of the other party. This Agreement will automatically terminate in the event of (i) its "assignment" (as such term is defined for purposes of Section
15(a)(4) of the Investment Company Act) or (ii) the termination or expiration of the Advisory Agreement. The

provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the
Administrator, including without limitation the Advisor) shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this
Agreement.

     8. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

     9. Amendments. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

     10. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

                              BLACKRIDGE INVESTMENT CORP.

                              By: /s/ Howard Gellis
                                  ---------------------------------
                                  Name:  Howard Gellis
                                  Title: Chief Executive Officer

                              BLACKRIDGE ADMINISTRATION LLC

                              By: /s/ Stephen A. Schwarzman
                                  ---------------------------------
                                  Name:  Stephen A. Schwarzman
                                  Title: Manager